Exhibit 99.1

1625 Broadway, Suite 2000 Denver, Colorado 80202 (303) 389-3600 (303) 389-3680 Fax

NEWS RELEASE

PATINA PRODUCTION AND INCOME RISE

DENVER, COLORADO – MAY 2, 2005 – PATINA OIL & GAS CORPORATION (NYSE:POG) today reported results for the first quarter of 2005. Revenues in the period rose 15% to $159.3 million. Net income increased 13% to $48.3 million as net income per share rose 10% to $0.68 ($0.65 fully diluted). Cash flow from operations before changes in working capital (a non-GAAP measure) rose 21% to $114.7 million. The results were driven by a 6% increase in production and higher oil and gas prices. Net income in the prior year quarter reflected a $7.4 million gain on a property sale. Excluding that gain, net income in the first quarter of 2005 increased 27%. The results were achieved despite $35.4 million ($22.3 million after-tax) of hedging losses in the quarter.

In December, Patina announced that it had entered into a merger agreement with Noble Energy, Inc. The agreement is subject to customary conditions, including stockholder approval. Both companies will hold stockholder meetings on Wednesday, May 11, 2005 to vote on the transaction. Assuming approval, the merger is expected to close the following week. As disclosed in the proxy statement, all of Patina’s existing oil and gas hedges will be unwound in connection with the closing.

Production in the quarter averaged 330.6 MMcfe a day, comprised of 18,527 barrels of oil and 219.4 MMcf of gas. Growth was achieved primarily through development drilling and recompletions in the Mid Continent. As a result of severe weather and unexpected maintenance on Wattenberg gathering and processing facilities in January, production in the period fell slightly from fourth quarter levels. Production currently approximates 338 MMcfe a day. Assuming the continuation of normal seasonal weather and the absence of major maintenance projects on the Wattenberg gas facilities, production should rise further in the months ahead. Wellhead prices, after hedging, averaged $5.32 per Mcfe, a 17% increase from the prior year. Prices averaged $29.79 per barrel, an increase of 12%, and $5.50 per Mcf, an increase of 19%. Hedging reduced average prices by $1.19 per Mcfe or $18.37 per barrel and $0.24 per Mcf during the quarter.

Development expenditures totaled $79.9 million during the period. A further $5.3 million was spent on acquisitions, primarily for acreage. Approximately $37.9 million was spent in Wattenberg to drill or deepen 15 J-Sand wells, to drill 21 Codell wells, perform 92 Codell refracs and trifracs and 57 Niobrara completions. An additional $31.8 million was spent to drill 39 wells and perform nine recompletions in the Mid Continent, $6.3 million to drill nine wells and perform four recompletions in the San Juan and $3.9 million on further development of Central division properties to drill 13 wells and perform three recompletions. Lease operating expenses totaled $19.9 million or $0.67 per Mcfe for the first quarter of 2005 compared to $15.7 million or $0.56 per Mcfe in the prior year period. The increase in operating expenses was primarily attributed to the 6% increase in oil and gas production, the general increase in development and operating costs occurring throughout the industry and a material increase in workovers in Wattenberg.

During the 1st quarter, $9.0 million of bank debt was repaid despite a $22.3 million increase in margin deposits held by hedging counterparties. In total, $34.3 million of margin deposits were outstanding at quarter end. At March 31st, debt stood at $288.0 million and stockholders’ equity totaled $374.9 million. Stockholders’ equity reflected the deduction of $234.1 million in Accumulated Other Comprehensive Loss related to the after-tax value of outstanding hedges.

Commenting, Thomas J. Edelman, Patina’s Chairman said, “We were again pleased with the Company’s results. The production impediments experienced in Wattenberg early in the year seem to be behind us and we continue to aggressively develop our Wattenberg as well as our Mid Continent properties. We look forward to next week’s stockholder meeting and the closing of the Noble Energy merger. We remain extremely enthusiastic about the transaction and the combined company’s ongoing ability to generate superior returns for its stockholders.”

The Company plans to host a conference call on Tuesday, May 3, 2005, beginning at 11:00 a.m. (EDT) to discuss first quarter results. To participate, please dial (800) 289-0730. A replay of the call will be available beginning Wednesday, May 4, 2005 for a period of 30 days. The replay can be accessed by dialing (888) 203-1112 and giving the access code 4161116.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in Patina’s periodic filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2004 and in the Registration Statement on Form S-4, as amended, relating to the Merger referred to below.

In connection with the proposed merger (the “Merger”), Noble Energy has filed with the SEC a Registration Statement on Form S-4 (Registration Number 333-122262) that contains the joint proxy statement/prospectus regarding the transaction. Investors and security holders of Noble Energy and Patina are urged to read the definitive joint proxy statement/prospectus, and any other relevant materials filed by Noble Energy or Patina because they contain, or will contain, important information about Noble Energy, Patina and the Merger. These materials and other relevant materials and any other documents filed by Noble Energy or Patina with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Noble Energy may be obtained free of charge from Noble Energy’s website at www.nobleenergyinc.com. The documents filed with the SEC by Patina may be obtained free of charge from Patina’s website at www.patinaoil.com.

Noble Energy, Patina and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Noble Energy and Patina in favor of the Merger. Information about the executive officers and directors of Noble Energy and their ownership of Noble Energy common stock is set forth in the proxy statement for Noble Energy’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on March 18, 2005. Information about the executive officers and directors of Patina and their ownership of Patina common stock is set forth in Patina’s Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2004, which was filed with the SEC on April 29, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Noble Energy, Patina and their respective executive officers and directors in the Merger by reading the definitive joint proxy statement/prospectus, which is included in the above referenced Registration Statement on Form S-4.

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Contact:	David J. Kornder
Executive Vice President
Chief Financial Officer
(303) 389-3600
dkornder@patinaoil.com

PATINA OIL & GAS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Unaudited

		Three Months Ended March 31,
	% Change	2005	2004
Revenues
Oil and gas sales		$158,254	$129,068
Deferred compensation asset gain (loss)		(325)	381
Gain on sale of oil and gas properties		—	7,384
Other		1,364	1,093

	15%	159,293	137,926

Expenses
Lease operating expenses		19,925	15,738
Production taxes		12,197	10,536
Exploration		255	93
General and administrative		7,132	5,334
Interest		3,087	3,099
Other		208	53
Deferred compensation adjustment		4,913	4,708
Depletion, depreciation and amortization		34,850	29,411

Pretax income	11%	76,726	68,954

Provision for income taxes
Current		14,195	9,826
Deferred		14,194	16,377

		28,389	26,203

Net income	13%	$48,337	$42,751

Net income per share
Basic	10%	$0.68	$0.62

Diluted	10%	$0.65	$0.59

Weighted average shares outstanding
Basic		71,223	69,209

Diluted		74,621	72,345

PATINA OIL & GAS CORPORATION

SUMMARY BALANCE SHEET, OPERATIONAL AND CASH FLOW DATA

(in thousands, except price data)

		March 31, 2005	March 31, 2004
Summary Balance Sheet
Total assets	24%	$1,529,541	$1,237,394
Total debt	-22%	$288,000	$370,000
Stockholders’ equity	13%	$374,937	$332,038

	% Change	Three Months Ended March 31,
		2005	2004
Summary Operational Data
Oil production (Bbl per day)	4%	18,527	17,744
Gas production (Mcf per day)	7%	219,399	204,771
Total production (Mcfe per day)	6%	330,560	311,237
Average oil price (per Bbl)	12%	$29.79	$26.62
Average gas price (per Mcf)	19%	$5.50	$4.62
Average price per Mcfe	17%	$5.32	$4.56

Summary Cash Flow
Net income	13%	$48,337	$42,751
Depletion, depreciation and amortization		34,850	29,411
Deferred compensation adjustments		5,238	4,327
Gain on sale of oil and gas properties		—	(7,384)
Exploration and other		303	424
Stock option tax benefit		11,738	8,789
Deferred tax provision		14,194	16,377

Cash flow before changes in working capital (non-GAAP measure) (1)	21%	114,660	94,695
Changes in working capital		(27,747)	(3,726)

Cash flow provided by operations (GAAP measure)	-4%	$86,913	$90,969

Adjusted weighted average shares outstanding-diluted (2)		76,717	74,729

Reconciliation of Net income per share to Net income per share before deferred compensation adjustments
Net income		$48,337	$42,751
Deferred compensation adjustments		5,238	4,327
Provision for income taxes at 37% and 38%, respectively		(1,938)	(1,644)

Non-cash deferred compensation adjustments, net of tax		$3,300	$2,683
Net income before deferred compensation adjustments	14%	51,637	45,434

Adjusted weighted average shares outstanding (2)
Basic		73,319	71,593

Diluted		76,717	74,729

Net income per share before deferred compensation adjustments (non-GAAP measure) (3)
Basic	11%	$0.70	$0.63

Diluted	11%	$0.67	$0.61

(1)    Management believes that the non-GAAP measure of cash flow before changes in working capital is useful information to investors because it is widely used by professional analysts and sophisticated investors in valuing oil and gas companies. Many other investors use research reports of these analysts in making investment decisions. Cash flow before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flow provided by operations or net income, each as defined under GAAP. Cash flow before changes in working capital should also not be considered as being comparable to any similarly titled measures of other companies.

(2) Includes shares held in treasury for deferred compensation as follows:
Weighted Average Shares Outstanding - Basic		71,223	69,209
Weighted Average Shares Held in Deferred Compensation Plan		2,096	2,384

Adjusted Weighted Average Shares Outstanding - Basic		73,319	71,593

Weighted Average Shares Outstanding - Diluted		74,621	72,345
Weighted Average Shares Held in Deferred Compensation Plan		2,096	2,384

Adjusted Weighted Average Shares Outstanding - Diluted		76,717	74,729

(3)	Management believes that the non-GAAP measure of net income per share before deferred compensation adjustments is useful information to investors due to the nature of the required accounting for shares of the Company’s common stock held in the deferred compensation plan. Under EITF 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested,” shares of the Company’s common stock in the trust are treated as treasury stock and reported at historical cost. However, the liability to plan participants related to the shares held in the trust is reported at fair value. As a result, an increase in the value of the Company’s common stock results in a charge to earnings, whereas a decrease in the value of the Company’s common stock results in an increase to earnings. In addition, as the shares of the Company’s common stock in the trust are treated as treasury stock, generally accepted accounting principles require the shares to be excluded from the calculation of basic weighted average shares outstanding and, if anti-dilutive, excluded from diluted weighted average shares outstanding. Based on conversations with investors, management believes that net income per share before deferred compensation adjustments is an important indicator for its investors of the Company’s performance.